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                                                                      Exhibit 99

D U S A(R)
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc.(R)

                         DUSA PHARMACEUTICALS FILES SUIT
                          AGAINST COMPOUNDING PHARMACY

Wilmington, MA. December 27, 2004 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) reported today that it has filed a lawsuit against New England Compounding Center (NECC) of Framingham, Massachusetts alleging violations of U.S. patent law. The suit has been filed in the United States District Court in Boston, Massachusetts.

In addition, DUSA believes that certain actions of NECC go beyond the activities which are permitted under the Food, Drug and Cosmetic Act, and as a result, it has advised the U.S. Food and Drug Administration (FDA) and local health authorities of its concerns.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated, "We have taken this action to protect our proprietary intellectual property position from pharmacies such as the NECC that are promoting and selling ALA of unknown quality from unknown sources. In addition, we intend to protect against damage to our product's reputation that might arise from the use of what could be an unsafe copy of our products. The recent serious incidents involving the use of non-FDA approved botulinum toxin illustrate how important it is to be proactive in this regard."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications, with its primary focus in dermatology. PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the Company's belief regarding NECC activities and its intention to protect its product's reputation and other risks identified in DUSA's SEC filings from time to time.

For further information contact:
D. Geoffrey Shulman, MD, President and CEO or Shari Lovell, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602
or visit www.dusapharma.com